     As filed with the Securities and Exchange Commission on June 16, 1995

                                                       Registration No. 33-_____
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ______________________

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ______________________

                           COMVERSE TECHNOLOGY, INC.
                           -------------------------
             (Exact name of Registrant as specified in its charter)

      New York                                    13-3238402
      --------                                    ----------
(State or other jurisdiction of         (I.R.S. Employer Identification No.)
incorporation or organization)

                            170 Crossways Park Drive
                           Woodbury, New York  11791
                                 (516) 921-0470
                                 --------------
          (Address including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 Kobi Alexander
               Chairman of the Board and Chief Executive Officer
                           Comverse Technology, Inc.
                            170 Crossways Park Drive
                           Woodbury, New York  11797
                                 (516) 921-0470
                                 --------------
           (Name, address, including zip code, and telephone number,
                   including are code, of agent for service)
                            _______________________
                                   Copies to:

                             William F. Sorin, Esq.
                                823 Park Avenue
                           New York, New York  10021
                            _______________________

        Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.
                            _______________________

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

________________________________________________________________________________

                        CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------
                                     Proposed   Proposed
                                     Maximum     Maximum    Amount
Title of Each             Amount     Offering   Aggregate  of Regis-
Class of Securities       to be       Price     Offering    tration
to be Registered        Registered  Per Share     Price       Fee
- --------------------------------------------------------------------

Common Stock, par
value $.10 per share      10,696     $14-3/4*    $157,766     $100

========================================================================

* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the closing price reported on the NASDAQ National Market System on June 14, 1995.

                            _______________________

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            _______________________

  PROSPECTUS
  ----------

                                 10,696 SHARES

                           COMVERSE TECHNOLOGY, INC.

                                  COMMON STOCK
                               __________________

       This Prospectus relates to an aggregate of 10,696 shares of Common Stock, par value $.10 per share ("Common Stock"), of Comverse Technology, Inc. ("Comverse" or the "Company"), issued by Comverse to the persons hereinafter identified as the "Selling Shareholders" in connection with the exercise of option rights to acquire shares of Applied Silicon Inc. Canada, a majority-owned subsidiary of Comverse ("ASIC"). The Common Stock may be offered from time to time for resale by the Selling Shareholders in their discretion and for their own account. It is anticipated that the Selling Shareholders will offer such shares at the prevailing prices in the over-the-counter market as at the date of each such sale. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Shareholders will be borne by them. See "Selling Shareholders" and "Plan of Distribution." None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

       The Selling Shareholders and any broker-dealers executing sale orders on behalf of the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and commissions received by such broker-dealers may be deemed to be underwriting compensation under the Securities Act.

       The Common Stock is traded in the over-the-counter market and is regularly quoted on the NASDAQ National Market System with the trading symbol CMVT. On June 14, 1995 the closing price of the Common Stock as reported by the NASDAQ National Market System was $14-3/4 per share.

                             _____________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             _____________________

                The date of this Prospectus is June ____, 1995.
                             _____________________

       No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained herein is correct as of any time subsequent to the date hereof. Statements made in this Prospectus, unless the context indicates otherwise, are made as of the date hereof.

       This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby in any state to any person to whom such offer or solicitation may not lawfully be made.

                             AVAILABLE INFORMATION

       The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy or information statements and other information filed by the Company can be inspected and copied at public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates.

       Information, as of particular dates, concerning the directors and officers of the Company, their remuneration, options granted to them under the stock option plans of the Company, the principal shareholders of the Company and any material interest of such persons in transactions with the Company are and will be disclosed in the proxy statements and annual reports of the Company filed with the Commission.


                      DOCUMENTS INCORPORATED BY REFERENCE

       The Company hereby incorporates by reference into this Prospectus the following documents filed with the Commission:

        1. The Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended;

        2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; and

        3. The description of the Company's Common Stock contained in its registration statement on Form 8-A filed with the Commission on March 17, 1987, as amended.

       All documents filed by the Company after the date of this Prospectus pursuant to Sections l3(a), l3(c), l4 and l5(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (other than exhibits to such documents). The Company will also promptly furnish on written request, without charge, a copy of its most recent Annual Report to Shareholders. Requests for copies of any such document should be directed to the Secretary of the Company, by mail addressed to Comverse Technology, Inc., 170 Crossways Park Drive, Woodbury, New York 11797, or by telephone at (516) 677-7200.

                                  THE COMPANY

       Comverse Technology, Inc., together with its subsidiaries, is in the business primarily of developing, manufacturing and marketing high performance computer systems designed to serve a range of multi-media message management, communications processing and related applications for business and government users.

       Comverse was incorporated in the State of New York in October 1984. Its principal executive offices are located at 170 Crossways Park Drive, Woodbury, New York 11797, and its telephone number is (516) 677-7200.

                              SELLING SHAREHOLDERS

       The shares of Common Stock covered by this Prospectus were issued to the Selling Shareholders by Comverse in exchange for shares of ASIC acquired by Comverse upon the exercise of options rights contained in the agreement under which it originally acquired a majority interest in ASIC in April 1992. The beneficial owners of the shares, Eli T. Fathi and Jean Caseault, are officers, employees and minority shareholders of ASIC.

       The following table identifies each of the Selling Shareholders and sets forth the number of shares of Common Stock held by each Selling Shareholder, the resale of which is covered by this Prospectus. To the knowledge of Comverse, as of the date of this Prospectus, none of the Selling Shareholders beneficially owns any additional shares of Common Stock. The beneficial ownership of Common Stock by each of the Selling Shareholders comprises less than one percent of the Common Stock issued and outstanding at the date of this Prospectus.

           Name of
      Selling Shareholder                  Number of Shares
      -------------------                  ----------------

       Eli Fathi Enterprises Inc.              9,626
       Jean Caseault                           1,070


                              PLAN OF DISTRIBUTION

       The shares of Common Stock covered by this Prospectus may be sold from time to time by the Selling Shareholders in one or more transactions on the NASDAQ National Market System or otherwise at market prices then prevailing, at prices related to the then current market prices or in privately negotiated transactions. The shares may be sold in whole or in part through (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction. Any brokers or dealers participating in such transactions may receive commissions from the Selling Shareholders and, if they act as agent for the purchaser of the shares or resell the shares acquired as a principal, from the purchasers of the shares. It is anticipated that the brokers and dealers participating in the sales of the shares will receive the usual and customary selling commissions and discounts. The Selling Shareholders and any brokers or dealers that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such distribution.
  Comverse will pay substantially all of the expenses incident to the offering and sale of the shares contemplated hereby, other than fees and disbursements of any special counsel for the Selling Shareholders, and will not receive any proceeds from the ale of such shares.

                                 LEGAL MATTERS

       Legal matters in connection with the Common Stock offered hereby are being passed upon for the Company by William F. Sorin, attorney-at-law, 823 Park Avenue, New York, New York 10021. Mr. Sorin is an officer and director of the Company and the beneficial owner of 25,000 shares of Common Stock issuable upon exercise of stock options.


                                    EXPERTS

       The consolidated financial statements of Comverse and its subsidiaries included in Comverse's Annual Report on Form 10-K for the year ended December 31, 1994, which has been incorporated herein by reference, have been audited by Deloitte & Touche L.L.P., independent certified public accountants, whose reports are also incorporated by reference herein. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

  ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

            The following table sets forth the estimated expenses in connection with the offering of the shares of Common Stock registered hereby. All of the following expenses will be paid by Comverse.

            Accounting fees and expenses    $  250.00
            Legal fees and expenses         $  500.00
            Printing expenses               $  300.00
            Miscellaneous                   $  500.00
                                            ---------
            Total                           $1,550.00

  Item 15.    Indemnification of Directors and Officers.
              -----------------------------------------

            The Company has included in its Certificate of Incorporation, pursuant to Section 402(b) of the Business Corporation Law of the State of New York, a provision that no director of the Company shall be personally liable to the Company or its shareholders in damages for any breach of duty as a director, provided that such provision shall not be construed to eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law.

            The By-Laws of the Company further provide that the Company shall indemnify its directors and officers, and shall advance their expenses in the defense of any action for which indemnification is sought, to the full extent permitted by the Business Corporation Law and when authorized by resolution of the shareholders or directors of the Company or any agreement providing for such indemnification or advancement of expenses, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to him establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. The Company has entered into indemnity agreements with each of its directors and officers pursuant to the foregoing provisions of its By-Laws.

  Item 16.  Exhibits.
            --------

            Exhibit
  Item      Number         Description
  ----      ------         -----------

   4. Instruments defining the rights of security holders, including indentures:

            4(A) Excerpts from certificate of incorporation, as amended.*

            4(B)           Excerpts from by-laws, as amended.**

            4(C)           Specimen stock certificate.**

           .4(D) Indenture dated as of November 30, 1993 from Comverse Technology, Inc. to The Chase Manhattan Bank, N.A., Trustee.***

            4(E) Specimen 5-1/4% Convertible Subordinated Debenture due 2003.***

   5.       5              Opinion of William F. Sorin, Esq.****

  15.                      Not Applicable.

  23.       23.1           Consent of legal counsel included in Exhibit No. 5.

            23.2           Consent of Deloitte & Touche.****

  24.       24             Not Applicable.

  28.                      Not Applicable.

  99.                      Not Applicable.

  _____________________

  * Incorporated by reference to Exhibits filed with Annual Report on Form 10-K under the Securities Exchange Act of 1934 for the year ended December 31, 1994. Exhibit number shown is the Exhibit number of the document as filed with such Annual Report.

  ** Incorporated by reference to Exhibits filed with Annual Report on Form 10-K under the Securities Exchange Act of 1934 for the year ended December 31, 1992. Exhibit number shown is the Exhibit number of the document as filed with such Annual Report.

  *** Incorporated by reference to Exhibits filed with Annual Report on Form 10-K under the Securities Exchange Act of 1934 for the year ended December 31, 1993. Exhibit number shown is the Exhibit number of the document as filed with such Annual Report.

  **** Filed with this Registration Statement.

  Item 17.    Undertakings.
              ------------

       (a) (1) The Company undertakes to file, during any period in which offers or sales are being made hereunder, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) The Company hereby undertakes that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) The Company hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The Company hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on June 15, 1995.

                                      COMVERSE TECHNOLOGY, INC.


                                      By:  S/ KOBI ALEXANDER
                                           ----------------------
                                           Kobi Alexander, President,
                                           Chairman of the Board
                                           and Chief Executive Officer

       Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.


  S/Kobi Alexander      President, Chairman of the Board,       June 15, 1995
  -------------------   Chief Executive Officer and Director
  Kobi Alexander        (principal executive officer)



  S/Igal Nissim         Vice President-Finance and-             June 15, 1995
  -------------------   Chief Financial Officer
  Igal Nissim           (principal financial and
                        accounting officer)



  S/Zvi Alexander       Director                                June 15, 1995
  -------------------
  Zvi Alexander


  S/Sam Oolie           Director                                June 15, 1995
  -------------------
  Sam Oolie


  S/John H. Friedman    Director                                June 15, 1995
  -------------------
  John H. Friedman


  S/William F. Sorin    Director                                June 15, 1995
  -------------------
  William F. Sorin


  S/Yechiam Yemini      Director                                June 15, 1995
  -------------------
  Yechiam Yemini

                               INDEX OF EXHIBITS

        Exhibit
Item    Number   Description
- ------  -------  -----------
  4.             Instruments defining the rights of security holders,
                 including indentures:

        4(A)     Excerpts from certificate of incorporation, as amended.*
        4(B)     Excerpts from by-laws, as amended.**
        4(C)     Specimen stock certificate.**
       .4(D)     Indenture dated as of November 30, 1993 from Comverse
                 Technology, Inc. to The Chase Manhattan Bank, N.A., Trustee.***
        4(E)     Specimen 5-1/4% Convertible Subordinated Debenture due 2003.***

 5.     5        Opinion of William F. Sorin, Esq.****
  15.            Not Applicable.
  23.   23.1     Consent of legal counsel included in Exhibit No. 5.
        23.2     Consent of Deloitte & Touche.****
  24.   24       Powers of attorney included in signature page.
  28.            Not Applicable.

  99.            Not Applicable.

  _______________________

  * Incorporated by reference to Exhibits filed with Annual Report on Form 10-K under the Securities Exchange Act of 1934 for the year ended December 31, 1994. Exhibit number shown is the Exhibit number of the document as filed with such Annual Report.

  **   Incorporated by reference to Exhibits filed with Annual Report on Form
  10-K under the Securities Exchange Act of 1934 for the year ended December 31, 1992. Exhibit number shown is the Exhibit number of the document as filed with such Annual Report.

  *** Incorporated by reference to Exhibits filed with Annual Report on Form 10-K under the Securities Exchange Act of 1934 for the year ended December 31, 1993. Exhibit number shown is the Exhibit number of the document as filed with such Annual Report.

  **** Filed with this Registration Statement.